CONTACTS:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com
Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

WEBSITE:	www.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. Launches Diego Pellicer Management Company

Wholly owned subsidiary to provide opportunity for increasing revenue

SEATTLE (Aug. 2, 2018) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), the premium marijuana brand and retail development company, today announced that it has formed Diego Pellicer Management Company. The new company will license the upscale Diego Pellicer brand to qualified operators and receive royalty payments, while providing expertise in retail, product and manufacturing from Diego’s accomplished management team with extensive industry experience.

“The cannabis market is evolving and so must Diego Pellicer Worldwide,” said Ron Throgmartin, chief executive officer, Diego Pellicer Worldwide, Inc. “Diego Pellicer Management Company provides an opportunity for Diego Pellicer Worldwide to develop an increasing revenue stream through licensing and royalties, while ensuring that carefully selected operators get the support they need for profitability and success using the Diego branding and retail system.”

Taking Cannabis Retail to the Next Level

By elevating the customer experience, ensuring the product is deserving of the Diego Pellicer premium branding and maintaining competitive pricing, Diego Pellicer is establishing itself as the leader in the upscale market in the rapidly expanding cannabis space for licensed tenants and their customers with discerning tastes.

Diego Pellicer Management Company is actively seeking to work with licensed operators who are enthusiastic and qualified to ensure the brand’s high caliber products, merchandising mix, assortment and world-class customer service.

From retail build-outs tapping an architecture system created by renowned architect Michael Rotondi, FAIA, and branding developed by original Apple store creative team member Jill Savini, each operator will be set up for success. In addition, operators will have ongoing access to employee training, store operations and expertise to help them navigate each state’s cannabis regulations.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and retail development company. DPWW develops and leases legally compliant real estate, including turnkey cultivation and processing facilities as well as high-end, branded retail stores to licensed marijuana operators. When federally legal, DPWW is positioned to become a national, vertically integrated marijuana company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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